Ernst & Young LLP

Two Commerce Square

Suite 4000

2001 Market Street

Philadelphia, Pennsylvania 19103-7096

Phone: (215) 448-5000

www.ey.com

August 28, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Sub-Item 77K, Changes in Registrant's Certifying Accountant, of Form N-SAR dated August 28, 2006 of Merrill Lynch Low Duration Fund of Merrill Lynch Investment Managers Funds, Inc. and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

August 28, 2006